Exhibit 99.1

NEW YORK COMMUNITY BANCORP, INC. ANNOUNCES FIRST QUARTER 2022 DILUTED EPS OF $0.31 ON A GAAP BASIS AND DILUTED EPS OF $0.32 ON A NON-GAAP BASIS

FIRST QUARTER RESULTS DRIVEN BY SIGNIFICANT DEPOSIT GROWTH, ROBUST LOAN GROWTH, AND A HIGHER CORE NET INTEREST MARGIN

BOARD OF DIRECTORS DECLARES A $0.17 DIVIDEND PER COMMON SHARE

HICKSVILLE, N.Y., April 27, 2022 /PRNewswire/ --

First Quarter 2022 Summary

Earnings/Net Income:

-  First-quarter GAAP diluted EPS were $0.31, up 7% compared to $0.29 in first-quarter 2021; excluding merger-related expenses of $7 million during the current quarter, non-GAAP diluted EPS were $0.32, up 10% compared to $0.29 in first-quarter 2021.

-  Net income available to common stockholders on a GAAP basis totaled $147 million for first-quarter 2022, up 7% compared to $137 million in first quarter 2021.  On a non-GAAP basis, net income available to common stockholders totaled $152 million, up 11% compared to $137 million in first quarter 2021.

-  Pre-provision net revenue ("PPNR") for the first quarter of 2022 totaled $205 million, up 3% compared to $200 million in the first quarter of 2021;
excluding merger-related expenses, first-quarter 2022 PPNR totaled $212 million, up 6% compared to first-quarter 2021.

- The efficiency ratio was 38.65% during the current first quarter compared to 39.87% in the year-ago first quarter.

-  Return on average assets and return on average common equity were 1.04% and 8.98%, respectively, for the current first quarter, compared to 1.03%
and 8.63%, respectively, for the year-ago first quarter.

-  Return on average tangible assets and return on average tangible common equity were 1.11% and 14.76%, respectively, for the current first quarter, compared to 1.08% and 13.93%, respectively, for the year-ago first quarter.

Balance Sheet:

-  Continuing on the growth we recorded during the fourth quarter of last year, total loans held for investment increased by $1.0 billion during the first quarter of 2022 to $46.8 billion, up 9% annualized compared to the fourth quarter.

- Multi-family loans increased $1.1 billion to $35.8 billion, up 13% annualized compared to the fourth quarter.
- Specialty finance loans declined $168 million to $3.3 billion compared to the fourth quarter.

-  Total deposits increased $2.9 billion to $38.0 billion, up 33% annualized compared to the fourth quarter, driven by our Banking as a Service ("BaaS")
initiatives and by deposits from our loan customers.

-  BaaS-related deposits totaled $5.4 billion at the end of the first quarter, while loan-related deposits rose $427 million to $4.4 billion, up 11% compared to the fourth quarter, and are up 26% since year-end 2020.

- Core deposits increased $3.4 billion or 13% to $30.1 billion compared to the previous quarter.
- Wholesale borrowings declined $1.2 billion to $14.7 billion compared to the fourth quarter of last year.

Net Interest Margin/Income:
- At 2.43%, our first-quarter NIM was relatively unchanged compared to the 2.44% we reported in the previous quarter.
- Prepayment income for the current first quarter totaled $11 million compared to $20 million in the year-ago first quarter and $16 million sequentially.
- Excluding the impact from prepayment income, the NIM on a non-GAAP basis rose three basis points to 2.35% on a sequential basis.
- First quarter net interest income totaled $332 million, up $14 million or 4% on a year-over-year basis.

Asset Quality:
- Asset quality continues to be exceptional with total non-performing assets of $70 million or 11 basis points of total assets.
- Loans 30 to 89 days past due declined to $34 million or 49% on a linked-quarter basis.
- At March 31, 2022, deferred loans paying interest- and escrow-only totaled $282 million, down $197 million or 41% on a linked-quarter basis.

New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today reported net income for the three months ended March 31, 2022 of $155 million, up $10 million or 7% compared to the three months ended March 31, 2021. Net income available to common stockholders totaled $147 million, also up $10 million or 7% compared to the three months ended March 31, 2021. On a per share basis, the Company reported diluted EPS of $0.31 compared to $0.29 in the year-ago quarter, up 7%, as well.

Current first-quarter 2022 results include $7 million of merger-related expenses compared to no such expenses during first-quarter 2021. Excluding these expenses, non-GAAP net income was $160 million, up $15 million or 10% compared to first-quarter 2021, while non-GAAP net income available to common stockholders was $152 million, up 11% compared to first-quarter 2021. On a per share basis, non-GAAP diluted EPS were $0.32, up 10% compared to first-quarter 2021.

Commenting on the Company's first-quarter results and business trends, Chairman, President, and Chief Executive Officer, Thomas R. Cangemi said: "The new year is off to a good start as we reported continued growth in loans, deposits, net income, and earnings per share. Diluted EPS increased 7% to $0.31 compared to $0.29 in the first quarter of 2021. Excluding merger-related expenses, our non-GAAP diluted EPS for the first quarter were $0.32, up 10% compared to the year-ago quarter.

"After loan growth of over $2 billion during the fourth quarter, total loans grew another $1 billion during the first quarter to $46.8 billion, up 9% annualized. Our loan growth continues to be led by the multi-family category, which grew $1.1 billion during the quarter to $35.8 billion, up 13% annualized.

"In addition to the continued growth in our loan portfolio, the other major highlight during the quarter was the exceptional deposit growth. Since my tenure as President and CEO began 15 months ago, the Company has undergone a significant cultural shift in our approach to deposit gathering. As a result, since year-end 2020 to now, total deposits have increased $5.5 billion or 17% to $38 billion and core deposits have risen $8 billion or 36% to $30 billion.

"During the current first quarter, total deposits increased nearly $3 billion compared to the fourth quarter of last year. This was driven primarily by growth in our Banking as a Service business, as we continue to gain traction and launch new initiatives in this area. We ended the quarter with total BaaS-related deposits of $5.4 billion. This is a significant increase since we started the business from scratch 12 months ago.

"We also continue to make excellent progress in garnering deposits from our loan customers. Total loan-related deposits rose $427 million this quarter to $4.4 billion, up 11%. Since we began to re-focus on this source of funding early last year, we have garnered an additional $905 million in loan-related deposits, up 26%.

"As we expanded our digital offerings earlier this year, we re-launched our direct-bank channel - MyBankingDirect.com. While it was just rolled out in March, early receptivity has been positive.

"As our deposits have increased, we have reduced our reliance on other higher-cost funding sources. During the first quarter, wholesale borrowings declined $1.2 billion to $14.7 billion. Given our cultural shift toward deposit gathering, we expect our dependence on this type of funding source to continue to decline as our deposits increase.

"In addition to the strong loan and deposit growth trends we experienced during the quarter, our net interest margin also held up well. The first quarter margin, excluding the impact of prepayment income, rose three basis points to 2.35%, given lower funding costs.

"On the asset quality front, our metrics remained very solid. Overall, our non-performing assets are 11 basis points of total assets and remain among the best in the industry."

DIVIDEND DECLARATION

The Board of Directors declared a quarterly cash dividend of $0.17 per share on the Company's common stock. Based on a closing price of $9.75 as of April 26, 2022, this represents an annualized dividend yield of 7.0%. The dividend is payable on May 19, 2022 to common stockholders of record as of May 9, 2022.

BALANCE SHEET SUMMARY

At March 31, 2022, total assets were $61.0 billion, up $1.5 billion or 10% annualized compared to December 31, 2021. The linked-quarter growth was due to continued loan and deposit growth, offset by a decrease in wholesale borrowings.

Total loans held for investment increased $1.0 billion to $46.8 billion, up 9% annualized compared to December 31, 2021. Our loan growth during the quarter was once again led by the multi-family portfolio as that category increased to $35.8 billion, up $1.1 billion or 13% annualized compared to December 31, 2021. This was offset by a $168 million decline in the specialty finance portfolio to $3.3 billion, while commercial real estate ("CRE") loans were flat compared to year-end 2021.

On the funding side, total deposits jumped $2.9 billion or 33% annualized to $38.0 billion compared to December 31, 2021. Core deposits (total deposits excluding certificates of deposits) increased to $30.1 billion, up $3.4 billion or more than 50% on an annualized basis, compared to December 31, 2021. This growth was driven primarily by growth in our BaaS business.

Given the growth in the overall level of deposits, borrowings declined $1.2 billion to $15.3 billion compared to year-end 2021. All of this decline was in our wholesale borrowings, which stand at $14.7 billion as of March 31, 2022.

Loans

At March 31, 2022, total multi-family loans increased $1.1 billion or 13% annualized to $35.8 billion compared to the balance at December 31, 2021. The same trends that drove the fourth-quarter 2021 growth in multi-family loans were also evident in our first-quarter results: increased refinancing activity as the outlook for interest rates in 2022 continues to move higher, higher transaction activity, and less competition.

The specialty finance portfolio totaled $3.3 billion at March 31, 2022, down $168 million compared to December 31, 2021. This was largely the result of one pay off, otherwise the specialty finance portfolio would have been relatively unchanged compared to December 31, 2021. As of March 31, 2022, the specialty finance portfolio had $5.7 billion in total commitments, up 2% compared to year-end 2021. Of this amount, 71% or $4.0 billion are structured as floating-rate obligations as of March 31, 2022.

The CRE portfolio totaled $6.7 billion at March 31, 2022, unchanged compared to December 31, 2021.

Originations

Loan originations also continued their strong pace into the first quarter of 2022. For the three months ended March 31, 2022, total loans and leases originated for investment were $3.5 billion, up $1.0 billion or 39% compared to the three months ended March 31, 2021, and exceeded the previous quarter's pipeline by $1.3 billion or 59%. On a year-over-year basis, multi-family originations grew the strongest, up $1.0 billion or 64% to $2.4 billion, while specialty finance originations increased $97 million or 18% to $638 million. CRE originations declined 37% or $162 million to $281 million during the first quarter of 2022.

Approximately 80% of the current quarter's originations represented new money to the Bank.

Pipeline

The current pipeline heading into the second quarter of the year stands at $2.5 billion with approximately 68% of this amount representing new money. The current pipeline includes $1.8 billion of multi-family loans, $257 million of CRE loans, $487 million in specialty finance loans, and $31 million in commercial and industrial ("C&I") loans.

Asset Quality

Non-Performing Assets
Non-performing assets ("NPAs") at March 31, 2022 increased $29 million to $70 million compared to both the previous quarter and the year-ago quarter. This represents 0.11% of total assets during the current quarter and 0.07% for both the previous quarter and the year-ago quarter. Total non-performing loans were $63 million at March 31, 2022 or 0.13% of total loans compared to $33 million or 0.07% of total loans at December 31, 2021 and $33 million or 0.08% of total loans at March 31, 2021.

The increase in the level of NPAs was mostly due to one CRE loan in the amount of $20 million to a single borrower. The loan is well secured and at this point, we do not expect to incur significant losses on it.

Also, total loans 30 to 89 days past due continued to decline, dropping $33 million to $34 million at March 31, 2022 compared to $67 million at December 31, 2021.

Allowance for Credit Losses

At March 31, 2022, the allowance for credit losses ("ACL") was $197 million, down $2 million compared to the ACL at December 31, 2021. At March 31, 2022, the ACL represented 313.18% of total NPLs compared to 611.79% of total NPLs at December 31, 2021.

Loan Deferral Program Update

At March 31, 2022, deferred loans paying interest- and escrow-only totaled $282 million, down $197 million or 41% compared to the previous quarter. As of March 31, 2022, the Company did not have any borrowers on full-payment deferral.

Deposits

At March 31, 2022, total deposits were $38.0 billion, up $2.9 billion or 33% annualized compared to December 31, 2021. The linked-quarter growth was driven by growth in both our BaaS business and growth in loan-related deposits. During the current first quarter, the Bank entered into a number of new BaaS relationships, which contributed significantly to overall deposit growth for the quarter.

Interest-bearing checking and money market accounts increased $3.2 billion to $16.4 billion compared to December 31, 2021. Included in this amount was BaaS-related deposits of $5.4 billion. Also included in this amount are $4.4 billion of loan-related deposits from our borrowers, which grew $427 million or 11% compared to December 31, 2021. Of this amount, approximately $1.2 billion or 28% were business operating accounts. Since re-focusing on this source of funding, total loan-related deposits increased $905 million or 26% from year-end 2020.

CAPITAL POSITION

The Company's capital position remains strong at both the holding company level and at the Bank level, as all of our regulatory capital ratios continue to exceed regulatory minimums to be classified as "Well Capitalized," the highest regulatory classification. The table below depicts the Company's and the Bank's regulatory capital ratios at those respective periods.

	March 31,	December 31,	March 31,
	2022	2021	2021
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	9.45%	9.68%	9.84%
Tier 1 risk-based capital ratio	10.55	10.83	11.07
Total risk-based capital ratio	12.39	12.73	13.09
Leverage capital ratio	8.33	8.46	8.41
New York Community Bank
Common equity tier 1 ratio	11.65%	11.95%	12.31%
Tier 1 risk-based capital ratio	11.65	11.95	12.31
Total risk-based capital ratio	12.07	12.38	12.77
Leverage capital ratio	9.20	9.33	9.35

(1)  The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

EARNINGS SUMMARY FOR THE THREE MONTHS ENDED MARCH 31, 2022

Net Interest Income

For the three months ended March 31, 2022, net interest income rose $14 million or 4% on a year-over-year basis. This was the combined result of an $8 million or 8% decline in interest expense as the cost of funds decreased and a $6 million or 1% increase in interest income as the level of average interest-earning assets rose $3.5 billion or 7% to $54.6 billion. This was offset somewhat by lower yields on loans and securities. The year-over-year interest expense improvement was due to a lower cost of funding offset by higher average interest-bearing liabilities. Overall funding costs dropped 12 basis points to 0.82%, mostly due to a 10 basis point reduction in the cost of our borrowed funds, while average interest-bearing liabilities rose $2.3 billion or 5% to $47.6 billion.

Included in net interest income for the three months ended March 31, 2022 is $11 million of prepayment income, down $9 million or 45% compared to the three months ended March 31, 2021. Excluding the contribution from prepayment income, net interest income on a non-GAAP basis was $321 million, up $23 million or 8% compared to the first quarter of last year.

				March 31. 2022
	For the Three Months Ended			compared to
	March 31,	December 31,	March 31,	December 31,	March 31,
	2022	2021	2021	2021	2021
(dollars in millions)
Total interest income	$429	$420	$423	2%	1%
Total interest expense	97	98	105	-1%	-8%
Net interest income	332	322	318	3%	4%
Less:
Total prepayment income	11	16	20	-31%	-45%
Net interest income excluding prepayment income	$321	$306	$298	5%	8%

Net Interest Margin

During the three months ended March 31, 2022, the net interest margin ("NIM") was 2.43%, down five basis points on a year-over-year basis and down one basis point on a linked-quarter basis. Prepayment income contributed eight basis points to the current quarter's NIM, down seven basis points compared to the first quarter of last year and down four basis points compared to the fourth quarter of last year. Excluding the impact from prepayment income, the NIM on a non-GAAP basis was 2.35%, up three basis points compared to the previous quarter.

(Recovery of) Provision for Credit Losses

For the three months ended March 31, 2022, the Company recorded a recovery of $2 million for credit losses compared to a provision for credit losses of $4 million for the three months ended March 31, 2021. For the current first quarter, the Company had net charge-offs of $2 million compared to a net recovery of $1 million for the year-ago first quarter and net-charge offs of $5 million or 0.01% of average loans for the previous quarter.

Pre-Provision Net Revenue ("PPNR")

The tables below detail the Company's PPNR and related measures, which are non-GAAP measures, for the periods noted.

For the three months ended March 31, 2022, PPNR rose $5 million or 3% to $205 million compared to the three months ended March 31, 2021. The current first quarter includes $7 million in merger-related expense compared to no such expense in the first quarter of last year. Excluding this item, PPNR grew $12 million or 6% to $212 million during the current quarter, compared to the first quarter of last year.

				March 31, 2022
	For the Three Months Ended			compared to
	March 31,	December 31,	March 31,	December 31,	March 31,
	2022	2021	2021	2021	2021
(dollars in millions)
Net interest income	$332	$322	$318	3%	4%
Non-interest income	14	16	14	-13%	0%
Total revenues	346	338	332	2%	4%
Total non-interest expense	141	135	132	4%	7%
Pre - (recovery of) provision for net revenue (PPNR)	205	203	200	1%	3%
(Recovery of) provision for credit losses	(2)	4	4	NM	NM
Income before taxes	207	199	196	4%	6%
Income tax expense	52	49	51	6%	2%
Net Income	155	150	145	3%	7%
Preferred stock dividends	8	8	8	0%	0%
Net income available to common stockholders	$147	$142	$137	4%	7%

Non-Interest Income

For the three months ended March 31, 2022, non-interest income totaled $14 million, unchanged from the three months ended March 31, 2021. The current first quarter period includes a net loss on securities of $1 million compared to no such losses or gains in the year-ago first quarter.

Non-Interest Expense

For the three months ended March 31, 2022, non-interest expenses totaled $141 million, up $9 million or 7% compared to the three months ended March 31, 2021. The current first quarter period includes $7 million in merger-related expenses compared to no such expenses during the year-ago first quarter. Excluding this item, operating expenses for the first quarter of 2022 totaled $134 million, up only $2 million or 2% compared to the first quarter of 2021. The first-quarter 2022 efficiency ratio was 38.65% compared 39.87% for the first quarter of 2021.

Income Taxes

For the three months ended March 31, 2022, income tax expense totaled $52 million and the effective tax rate was 25.16% compared to $51 million and an effective tax rate of 25.75% for the three months ended March 31, 2021.

About New York Community Bancorp, Inc.

Based in Hicksville, N.Y., New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At March 31, 2022, the Company reported assets of $61.0 billion, loans of $46.8 billion, deposits of $38.0 billion, and stockholders' equity of $6.9 billion. Reflecting our growth through a series of acquisitions, the Company operates 237 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.

In January 2022, the Company announced a Community Benefits Agreement in collaboration with the National Community Reinvestment Coalition ("NCRC") and its members. Under the NCRC agreement, NYCB has committed to provide $28 billion in loans, investments, and other financial support to communities and people of color, low- and moderate-income families and communities, and small businesses. The five-year agreement is subject to the closing of NYCB's pending merger with Flagstar Bancorp, Inc.

Post-Earnings Release Conference Call

The Company will host a conference call on Wednesday, April 27, 2022, at 8:30 a.m. (Eastern Time) to discuss its first quarter 2022 performance. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for "New York Community Bancorp" or "NYCB." A replay will be available approximately three hours following completion of the call through 11:59 p.m. on May 1, 2022 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13728173. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on May 25, 2022.

Cautionary Statements Regarding Forward-Looking Information

This earnings release and the associated conference call may include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals, including those related to the pending merger with Flagstar Bancorp, Inc. and the strategic relationship with Figure Technologies, Inc.

Forward-looking statements are typically identified by such words as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "should," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: the effect of the COVID-19 pandemic, including the length of time that the pandemic continues, the potential imposition of future shelter in place orders or additional restrictions on travel in the future, the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligations, the remedial actions and stimulus measures adopted by federal, state, and local governments; the inability of employees to work due to illness, quarantine, or government mandates; general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-fiancial institutions; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our pending merger with Flagstar Bancorp and our strategic relationship with Figure Technologies, Inc.: the occurrence of any event, change or other circumstances that could give rise to the right of any of the parties to the pending transactions to terminate the agreements governing such transactions; the outcome of any legal proceedings that may be instituted against the Company or any other party to the transactions; the possibility that the proposed transactions will not close when expected or at all because required regulatory or other approvals are not received or other conditions to the closings are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the possibility that the anticipated benefits of the proposed transactions will not be realized when expected or at all; diversion of management's attention from ongoing business operations and opportunities; the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in or as a result of the proposed transactions within the expected timeframes or at all; revenues following the proposed transactions may be lower than expected; and there can be no assurance that the Community Benefits Agreement entered into with NCRC, which is contingent upon the closing of the Company's pending merger with Flagstar Bancorp, Inc., will achieve the results or outcome originally expected or anticipated by us as a result of changes to our business strategy, performance of the U.S. economy, or changes to the laws and regulations affecting us, our customers, communities we serve, and the U.S. economy (including, but not limited to, tax laws and regulations).

More information regarding some of these factors is provided in the Risk Factors section of our Annual Report on Form 10-k for the year ended December 31, 2021 and in other SEC reports we file. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC's website, www.sec.gov.

Investor/Media Contact:
Salvatore J. DiMartino
(516) 683-4286

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

	March 31,	December 31,
	2022	2021
	(unaudited)
(dollars in millions, except share data)
Assets
Cash and cash equivalents	$2,900	$2,211
Securities:
Available-for-sale	5,612	5,780
Equity investments with readily
determinable fair values, at fair value	15	16
Total securities	5,627	5,796
Mortgage loans held for investment:
Multi-family	35,777	34,628
Commercial real estate	6,704	6,701
One-to-four family	145	160
Acquisition, development, and construction	237	209
Total mortgage loans held for investment	42,863	41,698
Other loans and leases held for investment:
Specialty Finance	3,340	3,508
Commercial and industrial	549	526
Other loans	6	6
Total other loans and leases held for investment	3,895	4,040
Total loans and leases held for investment	46,758	45,738
Less: Allowance for credit losses on loans and leases	(197)	(199)
Total loans and leases held for investment, net	46,561	45,539
Federal Home Loan Bank stock, at cost	679	734
Premises and equipment, net	266	270
Operating lease right-of-use assets	243	249
Goodwill	2,426	2,426
Other assets	2,303	2,302
Total assets	$61,005	$59,527
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$16,360	$13,209
Savings accounts	9,272	8,892
Certificates of deposit	7,889	8,424
Non-interest-bearing accounts	4,433	4,534
Total deposits	37,954	35,059
Borrowed funds:
Wholesale borrowings	14,680	15,905
Junior subordinated debentures	361	361
Subordinated notes	296	296
Total borrowed funds	15,337	16,562
Operating lease liabilities	243	249
Other liabilities	562	613
Total liabilities	54,096	52,483
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	503	503
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070 and
490,439,070 shares issued; and 467,024,144 and 465,015,643 shares outstanding, respectively)	5	5
Paid-in capital in excess of par	6,107	6,126
Retained earnings	809	741
Treasury stock, at cost (23,414,926 and 25,423,427 shares, respectively)	(231)	(246)
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities available for sale, net of tax	(260)	(45)
Pension and post-retirement obligations, net of tax	(31)	(31)
Net unrealized gain (loss) on cash flow hedges, net of tax	7	(9)
Total accumulated other comprehensive loss, net of tax	(284)	(85)
Total stockholders' equity	6,909	7,044
Total liabilities and stockholders' equity	$61,005	$59,527

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
	(unaudited)	(unaudited)	(unaudited)
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$393	$380	$383
Securities and money market investments	36	40	40
Total interest income	429	420	423

Interest Expense:
Interest-bearing checking and money market accounts	8	7	9
Savings accounts	8	8	6
Certificates of deposit	11	12	18
Borrowed funds	70	71	72
Total interest expense	97	98	105
Net interest income	332	322	318
(Recovery of) provision for credit losses	(2)	4	4
Net interest income after (recovery of) provision for credit losses	334	318	314

Non-Interest Income:
Fee income	6	6	5
Bank-owned life insurance	7	7	7
Net losses on securities	(1)	-	-
Other income	2	3	2
Total non-interest income	14	16	14

Non-Interest Expense:
Operating expenses:
Compensation and benefits	80	74	78
Occupancy and equipment	23	23	21
General and administrative	31	31	33
Total operating expenses	134	128	132
Merger-related expenses	7	7	-
Total non-interest expense	141	135	132
Income before income taxes	207	199	196
Income tax expense	52	49	51
Net Income	155	150	145
Preferred stock dividends	8	8	8
Net income available to common stockholders	$147	$142	$137

Basic earnings per common share	$0.31	$0.30	$0.29
Diluted earnings per common share	$0.31	$0.30	$0.29

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

While stockholders' equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles ("GAAP"), tangible stockholders' equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

  Tangible stockholders' equity is an important indication of the Company's ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
  Returns on average tangible assets and average tangible stockholders' equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company's peers.
  Tangible book value per share and the ratio of tangible stockholders' equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible stockholders' equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders' equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders' equity and tangible common stockholders' equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the periods indicated:

	At or for the
	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in millions)	2022	2021	2021
Total Stockholders' Equity	$6,909	$7,044	$6,796
Less: Goodwill	(2,426)	(2,426)	(2,426)
Preferred stock	(503)	(503)	(503)
Tangible common stockholders' equity	$3,980	$4,115	$3,867

Total Assets	$61,005	$59,527	$57,657
Less: Goodwill	(2,426)	(2,426)	(2,426)
Tangible Assets	$58,579	$57,101	$55,231

Average common stockholders' equity	$6,543	$6,511	$6,370
Less: Average goodwill	(2,426)	(2,426)	(2,426)
Average tangible common stockholders' equity	$4,117	$4,085	$3,944

Average Assets	$59,894	$58,435	$56,306
Less: Average goodwill	(2,426)	(2,426)	(2,426)
Average tangible assets	$57,468	$56,009	$53,880

GAAP MEASURES:
Return on average assets (1)	1.04%	1.03%	1.03%
Return on average common stockholders' equity (2)	8.98	8.71	8.63
Book value per common share	$13.72	$14.07	$13.53
Common stockholders' equity to total assets	10.50	10.99	10.92
NON-GAAP MEASURES:
Return on average tangible assets (1)	1.11%	1.11%	1.08%
Return on average tangible common stockholders' equity (2)	14.76	14.37	13.93
Tangible book value per common share	$8.52	$8.85	$8.32
Tangible common stockholders' equity to tangible assets	6.79	7.21	7.00

(1)

To calculate return on average assets for a period, we divide net income generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.

(2)

To calculate return on average common stockholders' equity for a period, we divide net income available to common stockholders generated during that period by average common stockholders' equity recorded during that period. To calculate return on average tangible common stockholders' equity for a period, we divide net income available to common stockholders generated during that period by average tangible common stockholders' equity recorded during that period.

While diluted earnings per common share, net income, net income available to common stockholders, and total non-interest income are financial measures that are recorded in accordance with GAAP, financial measures that adjust these GAAP measures to exclude expenses related to our pending merger with Flagstar, the CARES Act-related tax benefit, and the revaluation of deferred taxes related to New York State tax rate changes are not. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings release and other investor communications because they are not considered part of recurring operations and are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	For the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in millions, except per share data)	2022	2021	2021
Net income – GAAP	$155	$150	$145
Merger-related expenses, net of tax(1)	5	5	-
Net income - non-GAAP	160	155	145
Preferred stock dividends	8	8	8
Net income available to common stockholders - non-GAAP	$152	$147	$137

Diluted earnings per common share - GAAP	$0.31	$0.30	$0.29
Diluted earnings per common share - non-GAAP	$0.32	$0.31	$0.29

(1) Certain merger-related expenses are non-deductible.

While net income is a financial measure that is calculated in accordance with GAAP, PPNR and PPNR excluding merger-related expenses are non-GAAP financial measures. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications because management believes these measures are relevant to understanding the performance of the Company attributable to elements other than the provision for credit losses and the ability of the Company to generate earnings sufficient to cover estimated credit losses. These measures also provide a meaningful basis for comparison to other financial institutions since it is commonly employed and is a measure frequently cited by investors and analysts. The following table reconciles the non-GAAP financial measures of PPNR and PPNR excluding merger-related expenses to the comparable GAAP financial measures of net income for the stated periods:

				March 31, 2022
	For the Three Months Ended			compared to
	March 31,	December 31,	March 31,	December 31,	March 31,
	2022	2021	2021	2021	2021
(dollars in millions)
Net interest income	$332	$322	$318	3%	4%
Non-interest income	14	16	14	-13%	0%
Total revenues	346	338	332	2%	4%
Total non-interest expense	141	135	132	4%	7%
Pre - (recovery of) provision for net revenue (non-GAAP)	205	203	200	1%	3%
Merger-related expenses	7	7	-	0%	NM
Pre - (recovery of) provision for net revenue excluding merger-related expenses (non-GAAP)	212	210	200	1%	6%
(Recovery of) provision for credit losses	(2)	4	4	-150%	-150%
Merger-related expenses	7	7	-	0%	NM
Income before taxes	207	199	196	4%	6%
Income tax expense	52	49	51	6%	2%
Net Income (GAAP)	$155	$150	$145	3%	7%

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(unaudited)

	For the Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
(dollars in millions)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$45,807	$393	3.43%	$44,075	$380	3.46%	$42,736	$383	3.59%
Securities	6,538	34	2.12	6,536	38	2.28	6,517	38	2.36
Interest-earning cash and cash equivalents	2,216	2	0.33	2,421	2	0.36	1,835	2	0.28
Total interest-earning assets	54,561	$429	3.15	53,032	$420	3.17%	51,088	$423	3.32%
Non-interest-earning assets	5,333			5,403			5,218
Total assets	$59,894			$58,435			$56,306
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$13,784	$8	0.24%	$13,204	$7	0.21%	$12,626	$9	0.28%
Savings accounts	9,208	8	0.35	8,253	8	0.35	6,713	6	0.38
Certificates of deposit	8,070	11	0.53	8,541	12	0.53	9,983	18	0.75
Total interest-bearing deposits	31,062	27	0.35	29,998	27	0.34	29,322	33	0.46
Borrowed funds	16,563	70	1.72	15,594	71	1.81	15,995	72	1.82
Total interest-bearing liabilities	47,625	$97	0.82%	45,592	$98	0.84%	45,317	$105	0.94%
Non-interest-bearing deposits	4,397			5,099			3,243
Other liabilities	826			730			872
Total liabilities	52,848			51,421			49,432
Stockholders' equity	7,046			7,014			6,874
Total liabilities and stockholders' equity	$59,894			$58,435			$56,306
Net interest income/interest rate spread		$332	2.33%		$322	2.33%		$318	2.38%
Net interest margin			2.43%			2.44%			2.48%
Ratio of interest-earning assets to interest-bearing liabilities			1.15x			1.16x			1.13x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in millions except share and per share data)	2022	2021	2021
PROFITABILITY MEASURES:
Net income	$155	$150	$146
Net income available to common stockholders	147	142	137
Basic earnings per common share	0.31	0.30	0.29
Diluted earnings per common share	0.31	0.30	0.29
Return on average assets	1.04%	1.03%	1.03%
Return on average tangible assets (1)	1.11	1.11	1.08
Return on average common stockholders' equity	8.98	8.71	8.63
Return on average tangible common stockholders' equity (1)	14.76	14.37	13.93
Efficiency ratio (2)	38.65	37.70	39.87
Operating expenses to average assets	0.89	0.88	0.94
Interest rate spread	2.33	2.33	2.38
Net interest margin	2.43	2.44	2.48
Effective tax rate	25.16	24.90	25.75
Shares used for basic common EPS computation	465,138,238	464,019,475	463,292,906
Shares used for diluted common EPS computation	465,946,763	464,854,087	463,886,937
Common shares outstanding at the respective
period-ends	467,024,144	465,015,643	465,074,384

(1) See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 10 of this release.
(2) We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	March 31,	December 31,	March 31,
	2022	2021	2021
CAPITAL MEASURES:
Book value per common share	$13.72	$14.07	$13.53
Tangible book value per common share (1)	8.52	8.85	8.32
Common stockholders' equity to total assets	10.50%	10.99%	10.92%
Tangible common stockholders' equity to tangible assets (1)	6.79	7.21	7.00

(1) See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 10 of this release.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

				March 31, 2022
				compared to
	March 31,	December 31,	March 31,	December 31,	March 31,
	2022	2021	2021	2021	2021

(dollars in millions, except share data)
Assets
Cash and cash equivalents	$2,900	$2,211	$2,723	31%	7%
Securities:
Available-for-sale	5,612	5,780	6,178	-3%	-9%
Equity investments with readily
determinable fair values, at fair value	15	16	16	-6%	-6%
Total securities	5,627	5,796	6,194	-3%	-9%
Loans held for sale	-	-	141	NM	NM
Mortgage loans held for investment:
Multi-family	35,777	34,628	32,220	3%	11%
Commercial real estate	6,704	6,701	7,031	0%	-5%
One-to-four family	145	160	208	-9%	-30%
Acquisition, development, and construction	237	209	116	13%	104%
Total mortgage loans held for investment	42,863	41,698	39,575	3%	8%
Other loans and leases held for investment:
Specialty Finance	3,340	3,508	3,193	-5%	5%
Commercial and industrial	549	526	352	4%	56%
Other loans	6	6	6	0%	0%
Total other loans and leases held for investment	3,895	4,040	3,551	-4%	10%
Total loans and leases held for investment	46,758	45,738	43,126	2%	8%
Less: Allowance for credit losses on loans and leases	(197)	(199)	(198)	-1%	-1%
Total loans and leases held for investment and held for sale, net	46,561	45,539	43,069	2%	8%
Federal Home Loan Bank stock, at cost	679	734	699	-7%	-3%
Premises and equipment, net	266	270	282	-1%	-6%
Operating lease right-of-use assets	243	249	262	-2%	-7%
Goodwill	2,426	2,426	2,426	0%	0%
Other assets	2,303	2,302	2,002	0%	15%
Total assets	$61,005	$59,527	$57,657	2%	6%
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$16,360	$13,209	$12,665	24%	29%
Savings accounts	9,272	8,892	7,044	4%	32%
Certificates of deposit	7,889	8,424	9,614	-6%	-18%
Non-interest-bearing accounts	4,433	4,534	4,874	-2%	-9%
Total deposits	37,954	35,059	34,197	8%	11%
Borrowed funds:
Wholesale borrowings	14,680	15,905	15,103	-8%	-3%
Junior subordinated debentures	361	361	360	0%	0%
Subordinated notes	296	296	296	0%	0%
Total borrowed funds	15,337	16,562	15,759	-7%	-3%
Operating lease liabilities	243	249	262	-2%	-7%
Other liabilities	562	613	643	-8%	-13%
Total liabilities	54,096	52,483	50,861	3%	6%
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; Series A)	503	503	503	0%	0%
Common stock at par $0.01 (900,000,000 shares authorized)	5	5	5	0%	0%
Paid-in capital in excess of par	6,107	6,126	6,103	0%	0%
Retained earnings	809	741	552	9%	47%
Treasury stock, at cost	(231)	(246)	(245)	-6%	-6%
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities available for sale, net of tax	(260)	(45)	(42)	478%	519%
Pension and post-retirement obligations, net of tax	(31)	(31)	(55)	0%	-44%
Net unrealized gain (loss) on cash flow hedges, net of tax	7	(9)	(25)	NM	NM
Total accumulated other comprehensive loss, net of tax	(284)	(85)	(122)	234%	133%
Total stockholders' equity	6,909	7,044	6,796	-2%	2%
Total liabilities and stockholders' equity	$61,005	$59,527	$57,657	2%	6%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

				March 31. 2022
	For the Three Months Ended			compared to
	March 31,	December 31,	March 31,	December 31,	March 31,
	2022	2021	2021	2021	2021

(dollars in millions, except per share data)
Interest Income:
Loans and leases	$393	$380	$383	3%	3%
Securities and money market investments	36	40	40	-10%	-10%
Total interest income	429	420	423	2%	1%

Interest Expense:
Interest-bearing checking and money market accounts	8	7	9	14%	-11%
Savings accounts	8	8	6	0%	33%
Certificates of deposit	11	12	18	-8%	-39%
Borrowed funds	70	71	72	-1%	-3%
Total interest expense	97	98	105	-1%	-8%
Net interest income	332	322	318	3%	4%
(Recovery of) provision for credit losses	(2)	4	4	NM	NM
Net interest income after (recovery of) provision for credit losses	334	318	314	5%	6%

Non-Interest Income:
Fee income	6	6	5	0%	20%
Bank-owned life insurance	7	7	7	0%	0%
Net losses on securities	(1)	-	-	NM	NM
Other income	2	3	2	-33%	0%
Total non-interest income	14	16	14	-13%	0%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	80	74	78	8%	3%
Occupancy and equipment	23	23	21	0%	10%
General and administrative	31	31	33	0%	-6%
Total operating expenses	134	128	132	5%	2%
Merger-related expenses	7	7	-	0%	NM
Total non-interest expense	141	135	132	4%	7%
Income before income taxes	207	199	196	4%	6%
Income tax expense	52	49	51	6%	-2%
Net Income	155	150	145	3%	7%
Preferred stock dividends	8	8	8	0%	0%
Net income available to common stockholders	$147	$142	$137	4%	7%

Basic earnings per common share	$0.31	$0.30	$0.29	3%	7%
Diluted earnings per common share	$0.31	$0.30	$0.29	3%	7%
Dividends per common share	$0.17	$0.17	$0.17	0%	0%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following tables summarize the contribution of loan and securities prepayment income on the Company's interest income and net interest margin for the periods indicated.

	For the Three Months Ended						March 31, 2022 compared to
	March 31,		December 31,		March 31,		December 31,		March 31,
	2022		2021		2021		2021		2021
(dollars in millions)
Total Interest Income	$429		$420		$423		2%		1%
Prepayment Income:
Loans	$11		$14		$19		-21%		-42%
Securities	—		2		1		NM		NM
Total prepayment income	$11		$16		$20		-31%		-45%
GAAP Net Interest Margin	2.43%		2.44%		2.48%		-1	bp	-5	bp
Adjustments:
Less prepayment income from loans	-8	bp	-10	bp	-15	bp	2	bp	7	bp
Less prepayment income from securities	—		-2		—		2	bp	0	bp
Total prepayment income contribution to net interest margin	-8	bp	-12	bp	-15	bp	4	bp	7	bp
Adjusted Net Interest Margin (non-GAAP) (1)	2.35%		2.32%		2.33%		3	bp	2	bp

While our net interest margin, including the contribution of prepayment income is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income, is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

  Adjusted net interest margin gives investors a better understanding of the effect of prepayment income and other items on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.
  Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison to, our peers.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

LOANS ORIGINATED FOR INVESTMENT

				March 31, 2022
	For the Three Months Ended			compared to
	March 31,	December 31,	March 31,	December 31,	March 31,
	2022	2021	2021	2021	2021
(dollars in millions)
Mortgage Loans Originated for Investment:
Multi-family	$2,410	$2,915	$1,466	-17%	64%
Commercial real estate	281	237	443	19%	-37%
One-to-four family residential	62	30	21	107%	195%
Acquisition, development, and construction	40	26	7	54%	471%
Total mortgage loans originated for investment	2,793	3,208	1,937	-13%	44%

Other Loans Originated for Investment:
Specialty Finance	638	1,210	541	-47%	18%
Other commercial and industrial	102	152	63	-33%	62%
Other	2	2	1	0%	100%
Total other loans originated for investment	742	1,364	605	-46%	23%
Total Loans Originated for Investment	$3,535	$4,572	$2,542	-23%	39%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

ASSET QUALITY SUMMARY

The following table presents the Company's non-performing loans and assets at the respective dates:

				March 31, 2022
				compared to
	March 31,	December 31,	March 31,	December 31,	March 31,
(dollars in millions)	2022	2021	2021	2021	2021
Non-Performing Assets:
Non-accrual mortgage loans:
Multi-family	$22	$10	$10	120%	120%
Commercial real estate	35	16	12	119%	192%
One-to-four family residential	—	1	1	-100%	-100%
Acquisition, development, and construction	—	—	—	NM	NM
Total non-accrual mortgage loans	57	27	23	111%	148%
Other non-accrual loans (1)	6	6	10	0%	-40%
Total non-performing loans	63	33	33	91%	91%
Repossessed assets (2)	7	8	8	-13%	-13%
Total non-performing assets	$70	$41	$41	71%	71%

(1) Includes $5 million, $6 million and $10 million of non-accrual taxi medallion-related loans at March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
(2) Includes $4 million, $5 million and $5 million of repossessed taxi medallions at March 31, 2022,
December 31, 2021 and March 31, 2021, respectively.

The following table presents the Company's asset quality measures at the respective dates:

	March 31,	December 31,	March 31,
	2022	2021	2021

Non-performing loans to total loans	0.13%	0.07%	0.08%
Non-performing assets to total assets	0.11	0.07	0.07
Allowance for losses on loans to non-performing loans	313.18	611.79	596.05
Allowance for losses on loans to total loans	0.42	0.44	0.46

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				March 31, 2022
				compared to
	March 31,	December 31,	March 31,	December 31,	March 31,
	2022	2021	2021	2021	2021
(dollars in millions)
Loans 30 to 89 Days Past Due:
Multi-family	$23	$57	$1	-60%	2200%
Commercial real estate	4	2	19	100%	-79%
One-to-four family residential	7	8	—	-13%	NM
Acquisition, development, and construction	—	—	—	NM	NM
Other	—	—	—	NM	NM
Total loans 30 to 89 days past due	$34	$67	$20	-49%	70%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following table summarizes the Company's net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
(dollars in millions)
Charge-offs:
Multi-family	$—	$—	$1
Commercial real estate	4	4	—
One-to-four family residential	—	—	—
Acquisition, development and construction	—	—	—
Other (1)	—	3	3
Total charge-offs	$4	$7	$4

Recoveries:
Multi-family	$—	$—	$—
Commercial real estate	—	—	—
One-to-four family residential	—	—	—
Acquisition, development and construction	—	—	—
Other (1)	(2)	(2)	(5)
Total recoveries	(2)	(2)	(5)

Net charge-offs (recoveries)	$2	$5	$(1)

Net charge-offs (recoveries) to average loans (2)	0.00%	0.01%	0.00%

(1) Includes taxi medallion loans of $(2) million, $2 million and $2 million for the three months ended March 31, 2022, December 31, 2021, and March 31, 2021, respectively.
(2) Three months ended presented on a non-annualized basis.